Exhibit 99.1

Greenbacker Renewable Energy Company LLC Acquires a 25 Megawatt Operating Wind Generation Facility in Montana

New York, NY - Greenbacker Renewable Energy Company LLC (“Greenbacker”) announced today that through a wholly-owned subsidiary it acquired a 25MW operating wind generation facility located in Montana, the Greenfield Wind Farm (the “Project”). The Project is being sold by Greenfield Wind LLC, which is majority owned and managed by Foundation Windpower, LLC, an experienced wind developer based in San Francisco, CA. The total consideration for the Project is approximately $34,700,000. In conjunction with this acquisition, the $26,045,471 Turbine Supply loan provided by Greenbacker to Greenfield Wind LLC in June 2016 was repaid in full. The Project totals 25,000 kW comprising 13 GE 2.3-107 MW wind turbines. The Project is located in Teton County, MT and sells power directly to the local public utility, NorthWestern Energy, an investment grade utility company. The Project has a 25-year fixed-rate PPA, which includes the sale of 100% of the environmental credits, with no escalation for the contract period.

In total, the Project is expected to produce enough electricity to power approximately 5,525 homes for one year of typical use.

“We are extremely pleased to be purchasing our second wind asset from Foundation Windpower.” stated Charles Wheeler, CEO of Greenbacker. “As we continue to grow our portfolio of alternative energy assets, wind assets such as the Project provide a diversified revenue stream to our more summer weighted solar generation income, helping to smooth our cash flows and providing more predictable returns for our investors.”

About Greenbacker Renewable Energy Company LLC

Greenbacker Renewable Energy Company LLC is a publicly registered, non-traded Limited Liability Company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in Greenbacker's expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234